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                                                                       Exhibit 1

                              STANDSTILL AGREEMENT

         THIS STANDSTILL AGREEMENT (this "Agreement") dated as of March 26, 2004 is by and among Layne Christensen Company, a Delaware corporation (the "Company"), and Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value L.P. I, Channel Partnership II, L.P., Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Nelson Obus and Joshua Landes (collectively, the "Investors").


                                 R E C I T A L S

A. The Company has outstanding approximately 12,357,915 shares of common stock (the "Common Stock").

B. On August 22, 2003, the Investors filed a Schedule 13D with the SEC reporting that they owned a total of 929,150 shares of the Common Stock and that Mr. Obus planned to seek representation on the Company's Board of Directors.

C. On November 11, 2003, the Investors filed an amendment to the Schedule 13D indicating that the Investors intended to become activist shareholders with respect to the Company.

D. On February 4, 2004, the Investors delivered a notice to the Company of their intent to nominate two candidates including Mr. Obus, to the Company's Board of Directors at the Company's 2004 annual meeting of stockholders and to solicit proxies in support of their election.

E. On February 11, 2004, the Investors filed a second amendment to the Schedule 13D reporting that (i) the Investors had submitted a shareholder proposal to the Company for inclusion in the Company's proxy statement with respect to the Company's 2004 annual meeting of stockholders recommending that the Board of Directors of the Company take the necessary steps to amend the Company's Certificate of Incorporation and to take such other actions as may be necessary in order to cause all directors of the Company to be elected annually and not by classes (the "Shareholder Proposal") and (ii) indicating that they planned to seek representation on the Company's Board of Directors by nominating a slate of two candidates, including Mr. Obus, for election as directors at the Company's 2004 annual meeting of stockholders and by engaging in a competing proxy solicitation to elect their nominated slate.

F. The Company and the Investors desire to establish in this Standstill Agreement certain restrictions concerning the future actions by the Investors relating to the Company and the appointment of a representative of the Investors to the Company's Board of Directors and the nomination of such representative for re-election to the Company's Board of Directors at its 2004 annual meeting of stockholders.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Investors (each a "Party"), intending to be legally bound, hereby agrees as follows:



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                                   ARTICLE I.
                          DEFINITIONS AND CONSTRUCTION


         Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

         "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

         "Applicable Law" shall mean all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

         "Associate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

         "Disinterested Directors" shall mean those members of the Board of Directors of the Company that are members of the Incumbent Board.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Governmental Authority" shall mean any federal, state, local or political subdivision, governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, arbitration tribunal, commission or other similar dispute resolution panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

         "Group" shall mean any group within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the date hereof or Rule 13d-5(b) thereunder.

         "Incumbent Board" shall mean those individuals who, as of the date hereof, constitute the Board of Directors; provided, however, that any individual who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors. For the avoidance of doubt, the Investor Nominee shall not be a member of the Incumbent Board.

         "Investor Nominee" shall mean Nelson Obus.



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         "Person" shall mean an individual, a partnership, an association, a joint venture, a corporation, a limited liability company, a business, a trust, any entity organized under Applicable Law, an unincorporated organization or any Governmental Authority.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Vote" shall mean, as to any entity, the ability to cast a vote at a stockholders' or comparable meeting of such entity with respect to the election of directors or other members of such entity's governing body.

         "Voting Securities" shall mean the Common Stock and any other securities of the Company having the right to Vote.

         Section 1.2. Interpretation and Construction of this Agreement. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement unless the context shall otherwise require. The headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require or provide, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).


                                   ARTICLE II
                    COVENANTS OF INVESTORS; DIRECTOR NOMINEE

         Section 2.1 Standstill Covenants. The Investors agree that they will not, and they will cause each of their respective Affiliates and use their reasonable best efforts to cause each of their Associates not to, directly or indirectly, alone or in concert with others, unless specifically requested in writing by the President of the Company or by a resolution of a majority of the Disinterested Directors, take any of the actions set forth below:

                  (a) effect, seek, offer, propose (whether publicly or otherwise) or cause or participate in, other than solely in connection with the nomination or election of the Investor Nominee to the Company's Board of Directors, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) with respect to the Company resulting in a Person becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the SEC) with respect to the Company. For the avoidance of doubt, nothing herein shall prevent the Investors, their Affiliates or Associates from voting for, or refraining from voting for, any nominee to the Board of Directors, in their absolute discretion;


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                  (b) submit, or request the Company to submit, the Shareholder
Proposal, or another shareholder proposal having the same effect, to a vote of stockholders of the Company pursuant to Rule 14a-8 (or successor provision) of the Exchange Act or otherwise and Wynnefield Partners Small Cap Value, L.P. hereby withdraws the Shareholder Proposal; provided that nothing in this Section 2.1(b) shall restrict the manner in which the Investor Nominee may (i) vote on any matter submitted to the Company's Board of Directors, (ii) participate in deliberations or discussions of the Company's Board of Directors (including making suggestions, proposals and raising issues to the Board) in his capacity as a member of the Company's Board of Directors or (iii) otherwise exercise his fiduciary duty to the fullest extent authorized by law. For the avoidance of doubt, nothing herein shall prevent the Investors, their Affiliates or Associates from voting for or against any matter which is submitted to stockholders for approval, in their absolute discretion; or

                  (c) form, join or participate in a Group with respect to any Voting Securities (other than any Group whose members consist solely of the Investors and any of their Affiliates and Associates) for the purpose of effecting any of the actions set forth in Sections 2.1 (a) or (b).

         Section 2.2       Investor Nominee.

                  (a) Within ten (10) calendar days of the date of this Agreement, the Board of Directors of the Company will cause the number of members of the Board of Directors to be increased to eight (8), with the additional directorship being added to Class III, and the Board of Directors will appoint the Investor Nominee to fill the newly created vacancy until the next annual meeting. The Board of Directors will nominate the Investor Nominee for election to such additional director position at the annual meeting of stockholders scheduled to be held on June 3, 2004 for a term which will expire at the first annual meeting of stockholders following the end of the Company's fiscal year ending January 31, 2007. The Company's Board of Directors will recommend the election of such Investor Nominee to the Company's stockholders and the Company will solicit proxies for the election of such Investor Nominee pursuant to its proxy statement for such meeting to the same extent and in the same manner that it customarily solicits such proxies for other nominees of the Company's Board of Directors. The Investor Nominee shall be appointed to the Audit Committee and the Compensation Committee of the Board of Directors.

                  (b) The Company's obligation to solicit proxies for the election of Investor Nominee pursuant to this Section 2.2 is subject to the Investors and Investor Nominee providing all information requested by the Company and reasonably necessary for the Company to prepare the proxy statement in accordance with the SEC's proxy rules and the Company's bylaws in a timely and complete manner.

         Section 2.3 Press Releases, Etc. by the Investors. Unless required by Applicable Law or legal process, neither the Company nor the Investors nor any of their respective Affiliates or Associates may make any press release, public announcement or other communication with respect to the existence or contents of this Agreement, without the prior written consent of the President of the Company or by a resolution of a majority of the Disinterested Directors of the Company, on behalf of the Company, and by the Investor Nominee, on behalf of the Investors.



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Nothing in this Section 2.3 shall prevent the Investors from disclosing the contents of this Agreement and attaching a copy thereof as an amendment to their
Schedule 13D, and the Company from disclosing the contents of this Agreement to the extent legally required in any reports or proxy materials filed with the SEC.















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                                  ARTICLE III.
                              TERM AND TERMINATION

         Section 3.1 Termination. This Agreement shall have an initial term commencing on the date of this Agreement and ending on the earlier of (y) the date the Investor Nominee ceases, for any reason, to be a member of the Board of Directors, or (z) the date which is thirty (30) days prior to the last date on which a stockholder may give notice to the Company of his intention to submit nominees for election to the Company's Board of Directors or otherwise submit a matter for action at the Company's 2007 annual meeting of stockholders. Any termination of this Agreement as provided herein shall be without prejudice to the rights of any Party arising out of the breach by any other Party of any provision of this Agreement.


                                   ARTICLE IV.
                                  MISCELLANEOUS

         Section 4.1 Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and shall be deemed delivered when delivered in person, transmitted by telecopier, or three days after it has been sent by mail, as follows:

         The Company:               Layne Christensen Company
                                    1900 Shawnee Mission Parkway
                                    Mission Woods, KS 66205
                                    Attn: Vice President and General Counsel
                                    Telecopy No.: 913/362-8823

         with a copy to:            Stinson Morrison Hecker LLP
                                    2600 Grand Avenue
                                    Kansas City, Missouri 64108
                                    Attn: Patrick J. Respeliers
                                    Telecopy No.: 816-474-4208

         Investor:                  Wynnefield Capital Management
                                    450 Seventh Avenue
                                    Suite 509
                                    New York, New York 10123
                                    Attn: Nelson Obus
                                    Telecopy No.: 212-760-0824

         with a copy to:            Kane Kessler PC
                                    1350 6th Avenue
                                    New York, New York 10019
                                    Attn: Jeffrey S. Tullman, Esq.
                                    Telecopy No.: 212-245-3009



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The Parties shall promptly notify each other in the manner provided in this
Section 4.1 of any change in their respective addresses. A notice of change of address shall not be deemed to have been given until received by the addressee. Communications by telecopier also shall be sent concurrently by mail, but shall in any event be effective as stated above.

         Section 4.2 Assignment. No Party will assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of each other Party.

         Section 4.3 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein, provided that this provision shall not abrogate any other written agreement between the Parties executed simultaneously with this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

         Section 4.4 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, all the Parties. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

         Section 4.5 Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

         Section 4.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict or choice of laws principles.

         Section 4.7 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible.

         Section 4.8 Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.




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         IN WITNESS WHEREOF, the Company and the Investors have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

         LAYNE CHRISTENSEN COMPANY


         By: /s/ Andrew B. Schmitt
            -----------------------
         Name: Andrew B. Schmitt
         Title: President

         WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.


         By: /s/ Nelson Obus
            -----------------------
         Name: Nelson Obus
         Title:

         WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.


         By: /s/ Nelson Obus
            -----------------------
         Name: Nelson Obus
         Title:


         WYNNEFIELD PARTNERS SMALL CAP VALUE L.P. I


         By: /s/ Nelson Obus
            -----------------------
         Name: Nelson Obus
         Title:


         CHANNEL PARTNERSHIP II, L.P.


         By: /s/ Nelson Obus
            -----------------------
         Name: Nelson Obus
         Title: General Partner


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         WYNNEFIELD CAPITAL MANAGEMENT, LLC


         By: /s/ Nelson Obus
            -----------------------
         Name: Nelson Obus
         Title: Co-Managing Member


         WYNNEFIELD CAPITAL, INC.


         By: /s/ Nelson Obus
            -----------------------
         Name: Nelson Obus
         Title: President


         WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN


         By: /s/ Nelson Obus
            -----------------------
         Name: Nelson Obus
         Title: Authorized Signatory



         /s/  Nelson Obus
         -----------------------
         Nelson Obus


         /s/ Joshua Landes
         -----------------------
         Joshua Landes